Exhibit 3.3

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IRHYTHM TECHNOLOGIES, INC.

iRhythm Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is iRhythm Technologies, Inc., and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on September 14, 2006.

2. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”).

3. The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the DGCL.

4. Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“Reverse Split. Immediately upon the filing of this Certificate of Amendment, each 5.882698 outstanding shares of Common Stock, each 5.882698 outstanding shares of Series A Preferred Stock, each 5.882698 outstanding shares of Series B Preferred Stock, each 5.882698 outstanding shares of Series C Preferred Stock, each 5.882698 outstanding shares of Series D Preferred Stock and each 5.882698 outstanding shares of Series E Preferred Stock, will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock, one (1) share of Series A Preferred Stock, one (1) share of Series B Preferred Stock, one (1) share of Series C Preferred Stock, one (1) share of Series D Preferred Stock and one (1) share of Series E Preferred Stock, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Corporation. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and each certificate share number will then be rounded down. No fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation.

Immediately following the Reverse Stock Split the total number of shares of stock that the Corporation shall have authority to issue is 29,921,795 shares, consisting of 18,528,913 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 11,392,882 shares of Preferred Stock, $0.001 par value per share (the

“Preferred Stock”). The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 3,415,649 shares, $0.001 par value per share. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 623,254 shares, $0.001 par value per share. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 1,360,582 shares, $0.001 par value per share. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 2,627,595 shares, $0.001 par value per share. The fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 3,365,802 shares, $0.001 par value per share.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, IRHYTHM TECHNOLOGIES, INC. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 5th day of October, 2016.

IRHYTHM TECHNOLOGIES, INC.

By:	/s/ Kevin M. King
Kevin M. King President and Chief Executive Officer

[Signature Page to Certificate of Amendment of iRhythm Technologies, Inc.]